Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2010 Stock Incentive Plan of Forum Energy Technologies, Inc. of our report dated August 26, 2011, with respect to the consolidated financial statements of Allied Production Services, Inc. and Subsidiaries, and to the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 No. 333-176603) and related Prospectus of Forum Energy Technologies, Inc.

/s/ Ernst & Young LLP

Houston, Texas

April 16, 2012